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                                   EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


                                     Jurisdiction of   Other Names under which
Subsidiary                           Incorporation     Subsidiary does Business

AAC Liquidation Corp., Inc.          Delaware                   N/A

Ahab Investment Company              Delaware                   N/A

Owosso-Delaware, Inc.                Delaware                   N/A

Owosso Motor Group, Inc.             Pennsylvania               N/A

SMX Liquidation Corp., Inc.          Pennsylvania               N/A

Stature Electric, Inc.               New York                   N/A